                                                                     Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            BREAKAWAY SOLUTIONS, INC.

         Breakaway Solutions, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), does hereby certify as follows:

         1. By written action of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 141 and 242 of the Delaware Corporation Law, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing that it be submitted to and be considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the Delaware Corporation Law, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendment. The resolution setting forth the amendment is as follows:

RESOLVED:    That the Amended and Restated Certificate of Incorporation of
             the Corporation, as amended, be further amended by deleting the first paragraph of Article FOURTH in its entirety and inserting the following in lieu thereof:

             "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 85,000,000 shares, consisting of (i) 80,000,000 shares of Common Stock, $0.000125 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock").

FURTHER
RESOLVED:    That the Board of Directors hereby declares a four-for-five reverse
--------     split of the Corporation's Common Stock, $0.0001 par value per share (the "Common Stock"), effective upon the filing date (the
             "Effective Date") of the Corporation's Certificate of Amendment of
             Amended and Restated Certificate of Incorporation, such that each five shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall represent four shares of Common Stock from and after the Effective Date; and that the proper officers of the Corporation be, and each of them acting singly hereby is, authorized to execute, countersign, issue and deliver any such documents as may be required to give effect to this resolution.

         2. This Certificate of Amendment of Certificate of Incorporation of the Corporation shall be effective immediately upon the filing hereof with the Secretary of State of the State of Delaware.

         EXECUTED by the undersigned on this       day of September, 1999.

                              BREAKAWAY SOLUTIONS, INC.

                              By:  ___________________________
                              Name:  Gordon Brooks
                              Title: President and
                                     Chief Executive Officer